UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2006

Pinnacle Foods Group Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-118390

Delaware	94-3303521
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6 Executive Campus, Suite 100 Cherry Hill, New Jersey	08002
(Address of principal executive offices)	(Zip code)

(856) 969-7100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Pinnacle Foods Group Inc. (“Pinnacle”) is currently the borrower under senior secured facilities pursuant to a Credit Agreement dated as of November 25, 2003 (the “Credit Agreement”), as amended, by and among Pinnacle, Crunch Holding Corp., Deutsche Bank Trust Company Americas, as administrative agent, and the other lenders and agents that may from time to time be party thereto. On June 2, 2006, Pinnacle and Crunch Holding Corp. entered into an Amendment No. 5 to the Credit Agreement (“Amendment No. 5”). Amendment No. 5 amends the Credit Agreement in the following manner: (a) Section 1.01 of the Credit Agreement is amended to reduce the Applicable Rate with respect to any Term Loan to (i) 1.00% per annum, in the case of an ABR Loan or (ii) 2.00% per annum, in the case of a Eurodollar Loan, (b) Section 2.11 and Article IX of the Credit Agreement are amended to require the payment of certain fees in connection with repricings of the Term Loans on or prior to June 2, 2007 and (c) Section 6.01(a) of the Credit Agreement is amended to permit additional Indebtedness in an aggregate principal amount of up to $15,000,000 arising from letters of credit issued other than pursuant to the Credit Agreement.

The foregoing description of Amendment No. 5 is not complete and is qualified in its entirety to the full text of Amendment No. 5, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amendment No. 5 dated as of June 2, 2006, to the Credit Agreement dated as of November 25, 2003 among Crunch Holding Corp., Pinnacle Foods Group Inc., the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent, General Electric Capital Corporation, as syndication agent, and JPMorgan Chase Bank, N.A., Citicorp North America, Inc. and Canadian Imperial Bank of Commerce, as co-documentation agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PINNACLE FOODS GROUP INC.

By:	/s/ N. Michael Dion
Name:	N. Michael Dion
Title:	Executive Vice President and Chief Financial Officer

Date: June 7, 2006